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                      Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 34 to the registration statement on Form N-1A (the "Registration Statement") of our report dated May 10, 1996, relating to the financial statements and financial highlights appearing in the March 31, 1996 Annual Report to Shareholders of the PIMCO Funds: Pacific Investment Management Series, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Independent Accountants" and "Financial Statements" in the Statement of Additional Information.



/s/Price Waterhouse LLP
Price Waterhouse LLP



Kansas City, Missouri
April 29, 1997